NEWS RELEASE
                                                             [LOGO OF WHIRLPOOL]

                                                  CONTACT: Whirlpool Corporation
                                                  Media: Tom Kline, 616/923-3738
                                              thomas_e_kline@email.whirlpool.com
                                        Financial: Thomas Filstrup, 616/923-3189
                                           thomas_c_filstrup@email.whirlpool.com

                   WHIRLPOOL CORP. STATES 2001 EARNINGS REPORT
                AND ESTIMATES FOR 2002 ARE COMPLETE AND ACCURATE

                     COMPANY EXPLORES LEGAL ACTIONS AGAINST
                      SOURCES OF MISINFORMATION AND RUMORS

BENTON HARBOR, Mich., Feb. 7, 2002--Whirlpool Corporation (NYSE:WHR) today strongly stated that the company's recently released earnings report for 2001 and estimates of company performance for 2002 are complete and accurate.

         David R. Whitwam, chairman and chief executive officer, said: "Under most circumstances, Whirlpool does not comment on stock market rumors. However, we have learned from a variety of sources that the highly unusual volatility in Whirlpool's stock during trading on Wednesday, February 6, appears to have been intentionally triggered by totally unfounded misinformation concerning non-existent accounting issues that were presented to the financial community as fact. These rumors have absolutely no factual basis.

         "We cannot stand by and allow such behavior to destroy significant shareholder value in the company. We also have a responsibility to defend Whirlpool from malicious attacks in the interests of our shareholders, customers, employees and company. We are currently investigating and evaluating the source of these rumors and, in consultation with our legal advisors, the company is exploring taking appropriate legal action.

         "The facts and figures we released to the financial community recently are our final and accurate accounting of the company's finances. We just completed a year of solid operating performance in which we generated record free cash flow of $533 million, despite significant challenges in the global economic environment. We have entered 2002 with positive momentum, and our operating performance in January and early February has been very strong. Consequently, we are confident that we will meet our projections of solidly improved first quarter and full-year core earnings for 2002," Whitwam concluded.

         Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.


ADMINISTRATIVE CENTER . BENTON HARBOR, MICHIGAN 49022 . TELEPHONE: 616-923-5000
                             www.whirlpoolcorp.com

     This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2002 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company's most recently filed Form 10-Q and/or Form 10-K.

                                       ###